TREATY
Belize Energy, LTD

LETTER OF INTENT

THIS LETTER OF INTENT (the "Letter") made as of this 11th day of August, 2011 (the "Execution Date"),

BETWEEN:

Treaty Energy Corporation thru its subsidiary, Treaty Belize Energy, LTD of 201 St Charles Ave. Suite 2506, New Orleans, LA 70170

(the "Purchaser")

- AND -

Paradise Energy, LTD, of 1440 Coney Drive, Belize City, Belize, C.A.

(the "Seller").

BACKGROUND:

A. The Seller is the owner of certain shares of stock that are available for sale.
B. The Purchaser wishes to purchase all of the outstanding shares of stock from the Seller.

This Letter will establish the basic terms to be used in a future stock purchase agreement between the Seller and the Purchaser. The terms contained in this Letter are not comprehensive and it is expected that additional terms may be added, and existing terms may be changed or deleted. The basic terms are as follows:

Binding

1. This Letter creates a binding agreement between the Purchaser and the Seller and will be enforceable. The final stock purchase agreement, duly executed by the Seller and the Purchaser, will complete the transaction. The terms and conditions of any future stock purchase agreement will supersede any terms and conditions contained in this Letter. The Seller and the Purchaser are prevented from entering into negotiations with other third parties with regard to the subject matter of this Letter.

Due Diligence Period

1. During the 60 day due diligence period seller agrees to provide a complete accounting of all activity, as it pertains to the compliance with the PSA. Seller agrees to work with purchaser in order to facilitate government approval of the proposed transaction.

Transaction Description

2. The description of the shares of stock (the "Shares") to be purchased is as follows: Description: Any and All outstanding shares, common & preferred, of Paradise Energy, LTD.
Quantity: 10,000
3. The name of the corporation that issued the Shares is: Paradise Energy, LTD.

Purchase Price

4. The Purchaser will pay to the Seller the amount of $120,000.00 USD on or before the 31st day of October, 2011 (the "Closing Date") as payment in full for the Shares.

Representations

5. The Seller represents and warrants that the Shares are free and clear of any liens, charges, encumbrances or rights of others which will not be satisfied out of the sales proceeds. If th

representations of the Seller are untrue upon the Closing Date, the Purchaser may terminate any future agreement without penalty.

Additional Terms

6. The following additional terms further describe the understanding between the Seller and the Purchaser:
   a. $120,000 Paid in Restricted Stock of Treaty Energy Corporation at Closing.
      1. Stock Price to be the lesser of .04 or 40% discount off the prior 30 day closing average from the date of closing.

OVERRIDING ROYALTY INTEREST

7. As outlined in the following Manner based on the PSA

Daily Average Production	SELLERS ORI%
First 10,000 barrels	11%
Next 10,000 barrels	6%
Next 10,000 barrels	1%
Next 10,000 barrels	1%
Any volume over first 40,000 barrels.	1%

There may need to be some negotiations relating to the new tax structure imposed on the oil companies that could affect the ORI figures.

   a. SELLER to appoint 1 Board Member on the company's Board of Directors.
   b. Seller and certain of its members will be retained as consultants for a period of 1 Year in order to interface with local officials.

This Letter accurately reflects the understanding between the Seller and the Purchaser, signed on this 11th day of August, 2011.

By: ____________________
Treaty Energy Corporation (Purchaser)
Andrew Reid, CEO/Chairman

By: ____________________
Paradise Energy, LTD (Seller)

Alfredo Acosta KIMANO BARROW
Print Name

ENERG